PROSPECTUS SUPPLEMENT NO. 8	Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated June 3, 2026)	Registration No. 333-289946

GoPro, Inc.

This prospectus supplement updates, amends and supplements the prospectus dated June 3, 2026 (as supplemented, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-289946). Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This Prospectus Supplement updates, amends and supplements the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on September 8, 2026 (the “Current Report”). Accordingly, we have attached the Current Report to this Prospectus Supplement.

You should read this Prospectus Supplement in conjunction with the Prospectus, including any amendments and supplements thereto. This Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information contained in this Prospectus Supplement supersedes the information contained in the Prospectus. This Prospectus Supplement is not complete without, and may not be utilized except in connection with, the Prospectus.

Investing in our securities involves significant risks. See “Risk Factors” beginning on page 4 of the Prospectus, and under similar headings in any further amendments or supplements to the Prospectus, to read about factors you should consider before investing in our securities.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 8, 2026.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 8, 2026

GOPRO, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36514	77-0629474
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
3025 Clearview Way, San Mateo, CA 94402
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (650) 332-7600

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001	GPRO	NASDAQ Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.
Convertible Debenture
On September 8, 2026, GoPro, Inc., a Delaware corporation (the “Company”), issued a convertible debenture in the aggregate principal amount of $20,000,000 to YA II PN, Ltd. (“Yorkville”) under the terms of the previously disclosed securities purchase agreement (the “Purchase Agreement”), dated as of February 27, 2026, by and between the Company and Yorkville. The Purchase Agreement was entered into in connection with the issuance and sale of convertible debentures (the “Convertible Debentures”) issuable in an aggregate principal amount of up to $50,000,000, which Convertible Debentures are convertible into shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”) (as converted, the “Conversion Shares”). Pursuant to the Purchase Agreement, Yorkville purchased $25,000,000 in aggregate principal amount of Convertible Debentures on the signing of the Purchase Agreement and the issuance of the Convertible Debentures on the date hereof constitutes the Third Closing (as defined in the Purchase Agreement) under the Purchase Agreement and no additional Convertible Debentures shall be issuable under the terms of the Purchase Agreement. In connection with the Third Closing, Yorkville agreed to waive certain conditions to the Third Closing and agreed to certain amendments to the Convertible Debentures issued on the date hereof that are reflected in the description of the terms of the Convertible Debentures below.
The Convertible Debentures will not bear interest unless (i) certain interest rate adjustment events occur, upon which the Convertible Debentures will bear interest at an annual rate of 5.00% until such interest rate adjustment event is no longer continuing, or (ii) the Company has issued Conversion Shares that reach a capped level within the first six months or an event of default occurs and remains uncured, upon which the Convertible Debentures will bear interest at an annual rate of 18.00%. The Convertible Debentures will mature on August 26, 2027. The Convertible Debentures were issued at an original issue discount of 3.00%.
The Convertible Debentures are convertible at the option of the holder into Common Stock equal to the applicable Conversion Amount (as defined below) divided by the Conversion Price (as defined below). The conversion price for the Convertible Debentures is the lower of (i) $1.35 and (ii) 98% of the lowest daily volume weighted average price of the Common Stock during the five consecutive trading days immediately preceding the date of conversion or other date of determination, but shall not be lower than $0.1736 (the “Conversion Price”). The Conversion Amount with respect to any requested conversion will equal the principal amount requested to be converted plus all accrued and unpaid interest on the Convertible Debentures as of such conversion, with fractional shares rounded up (the “Conversion Amount”). In addition, no conversion will be permitted to the extent that, after giving effect to such conversion, the holder together with the certain related parties would beneficially own in excess of 4.99% of the Common Stock outstanding immediately after giving effect to such conversion, subject to certain adjustments.
The foregoing description of the Convertible Debenture does not purport to be complete and is qualified in its entirety by reference to the full text of such document, which is filed herewith as Exhibit 4.1 and is incorporated herein by reference.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information contained in Item 1.01 is incorporated herein by reference.
Item 3.02. Unregistered Sales of Equity Securities.
The information contained in Item 1.01 is incorporated herein by reference. The issuance of the Debenture and the Conversion Shares will be exempt from registration pursuant to Section 4(a)(2) of the Securities Act. Yorkville represented to the Company that it is an “accredited investor” as defined in Rule 501 of the Securities Act and that each of the Convertible Debenture and the Conversion Shares will be acquired for investment purposes and not with a view to, or for sale in connection with, any distribution thereof.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits:

Exhibit No.	Description
4.1	Form of Convertible Debenture.
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GoPro, Inc.
(Registrant)

Dated:	September 8, 2026	By: /s/ Brian Tratt
Brian Tratt Chief Financial Officer (Principal Financial Officer)